Exhibit 99.1

Press Contacts:	Ernie Knewitz
(732) 524-6623
(917) 697-2318 (M)

Investor Contacts:	Louise Mehrotra
(732) 524-6491
Lesley Fishman
(732) 524-3922

FOR IMMEDIATE RELEASE

Johnson & Johnson
Announces Dividend Increase of 6.1%

New Brunswick, NJ (April 24, 2014) -- Johnson & Johnson today announced that its Board of Directors has declared a 6.1% increase in the quarterly dividend rate, from $0.66 per share to $0.70 per share. The increase was announced this morning at the Annual Meeting of Shareholders in New Brunswick, NJ.
“In recognition of our 2013 results, strong financial position and confidence in the future of Johnson & Johnson, the Board has voted to increase the dividend for the 52nd consecutive year,” said Alex Gorsky, Chairman and Chief Executive Officer of the Company.
At the new rate, the indicated dividend on an annual basis is $2.80 per share compared to the previous rate of $2.64 per share. The next quarterly dividend is payable on June 10, 2014 to shareholders of record at the close of business on May 27, 2014. The ex-dividend date is May 22, 2014.
About Johnson & Johnson
Caring for the world, one person at a time…inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 128,300 employees at more than 275 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.
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